AGREEMENT FOR SALE AND PURCHASE OF PROPERTY

THIS AGREEMENT FOR SALE AND PURCHASE OF PROPERTY (this “Agreement”) is made this 17th day of December, 2012 (the “Effective Date”), by and between COP-Carter, LLC, a Florida limited liability company (“Seller”) and Terry Wiler, or his assigns (“Buyer”).

I. AGREEMENT TO SELL; PURCHASE PRICE.

A. Agreement to Sell and Convey. Seller hereby agrees to sell and convey to Buyer and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions hereinafter set forth, that certain parcel of land located at 890 – 902 Carter Road, Winter Garden, Florida consisting of approximately 3.44 acres and a building comprising approximately 49,125 square feet, as more particularly identified in Exhibit A attached hereto and made a part hereof, together with all personal property and fixtures, and all buildings, tenements, hereditaments, improvements, permits, certificates of occupancy, all water and sewer taps, sanitary or storm sewer capacity or reservations, rights under utility agreements with any applicable governmental or quasi-governmental entities or agencies with respect to the providing of utility services to such property and development approvals or capacities related thereto as of the Effective Date (defined below) (collectively, the “Property”).

B. Earnest Money Deposits.

1. Buyer shall deliver, via wire transfer or check, to Oswald & Oswald, P.L., as Escrow Agent, (the “Escrow Agent”) within five (5) days following the Effective Date, the sum of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (the “Deposit”). The Deposit shall be held by the Escrow Agent in escrow subject to the terms and conditions of this Agreement. The Deposit shall be non-refundable except in the event the required conditions in Section III hereof are not satisfied or otherwise for a termination by Buyer permitted hereunder.

2. Promptly following the receipt of the Deposit, the Escrow Agent shall deposit such funds in a non-interest-bearing money market account or ready asset account at a local federally insured bank or savings bank.

3. No portion of the Deposit shall be at risk and same shall be fully refundable to Buyer within the Inspection Period (as hereinafter defined).

C. Purchase Price.

1. The purchase price of the Property shall be ONE MILLION SEVEN HUNDRED THOUSAND AND NO/100 DOLLARS ($1,700,000.00) (the “Purchase Price”).

2. The Purchase Price (or such greater or lesser amount after credits, adjustments and prorations) shall be paid by Buyer to the Escrow Agent as closing agent (the “Closing Agent”), upon closing by wire transfer.

II. Intentionally Deleted.

III. TITLE AND SURVEY: INSPECTION PERIOD: REPRESENTATIONS.

A. Title Commitment.

1. Within ten (10) days following the Effective Date, Seller’s attorney shall cause First American Title Insurance Company (“Title Company”) to issue and deliver to Buyer an A.L.T.A. title commitment for an owner’s title insurance policy in the amount of the Purchase Price (“Title Commitment”), showing marketable fee simple title to the Property vested in Seller. The Title Commitment shall be accompanied by one (1) copy of every exception to title set forth therein. All costs of the Title Commitment shall be borne by Seller.

2. Upon receipt of the Title Commitment, Buyer shall have ten (10) days within which to examine the Title Commitment and give written notice to Seller, within such 10-day period, specifying any exceptions that show in the Title Commitment that are not permitted exceptions (the “Title Defects”). In the event a valid mortgage or lien appears of record it will be discharged by Seller at or prior to Closing or from the Closing proceeds and such encumbrance or lien will not be considered to be a Title Defect. Seller shall have a period of ten (10) days after receipt of such written notice of Title objections within which Seller shall undertake reasonable efforts to cure or remove the Title Defects of which notice in writing has been so given; provided, however, that Seller shall not be required to maintain any lawsuit to cure or remove any of the Title Defects or to expend costs in excess of FIVE THOUSAND DOLLARS ($5,000.00) in total related to such curative efforts (other than with respect to such liens described above). At the end of such 10-day period Seller shall provide Buyer with a written report setting forth the status of its efforts to cure or remove the Title Defects and its efforts undertaken in connection therewith. In the event Seller fails to cure or remove the Title Defects within such 10-day period, then Buyer may, at its option, elect prior to the end of the Inspection Period to (a) accept title subject to the uncured Title Defects raised by Buyer, without an adjustment in the Purchase Price, in which event the uncured Title Defects shall be deemed to be waived for all purposes, or (b) terminate this Agreement, whereupon the Deposit shall be returned to Buyer and this Agreement shall be of no further force and effect (except for any indemnifications which survive hereunder).

B. Owner’s Title Insurance Policy. Within thirty (30) days after Closing, Seller’s attorney shall cause an A.L.T.A. title insurance policy, pursuant to the Title Commitment in the amount of the Purchase Price (“Title Policy”) to be issued and delivered to Buyer, with the cost to be paid by Seller. The Title Policy shall be issued subject only to those title exceptions or conditions of title accepted by Buyer in accordance with the terms hereof. The provisions of this Section III.B. shall survive the Closing.

C. Survey.

1. Within twenty (20) days after the Effective Date of this Agreement, Buyer shall have the right, but not the obligation, to obtain a survey of the Property (the “Survey”) at Buyer’s expense. The Survey shall show all easements of record or use which are capable of being located on the drawing. If the Survey shows any encroachments, or any overlap or hiatus, then the same shall be considered a Title Defect. Survey objections as shall be treated in the same manner as objections based on Title Defects.

2. Should Buyer elect to obtain a current Survey which is properly certified to Buyer, the Title Company, the Seller’s Attorney and Buyer’s Lender, if any, then Seller shall cause the Title Company to limit the survey exception on the Title Commitment and Title Policy to matters actually shown on the Survey.

D. Inspection Period; Property Information. Buyer shall have until 5:00 p.m., EST, on the later of, (i) thirty (30) calendar day following the Effective Date of this Agreement, or ten (10) calendar days after Buyer has received an appraisal of the Property but in any event not exceed sixty (60) calendar days after the Effective Date of this Agreement (the “Inspection Period”) to perform any and all inspections, tests, audits, studies, investigations, inquiries or research on or about the Property as Buyer may desire or deem necessary, at Buyer’s expense. To the extent Seller has such information in its possession, within five (5) days after the Effective Date of this Agreement, Seller shall provide Buyer with copies of any and all information and studies relating to the Property, including but not limited to plans, operating statements for the past three (3) years, soil tests, surveys, leases, service contracts, hazardous waste and environmental studies, insurance policies and a schedule of all improvements made to the Property during its ownership. A complete list of the due diligence items requested by the Buyer is attached hereto, made a part hereof, and marked Exhibit B. Seller shall cooperate with Buyer and provide Buyer and its agents with reasonable access to the Property. In the event Buyer, in its sole and absolute discretion, is not satisfied as to the feasibility of operating the Property as Buyer intends, or as to any other matter whatsoever, then in such event Buyer may at any time prior to the expiration of the Inspection Period, upon written notice to Seller, demand return of the Deposit. In the event of such notice by Buyer, this Agreement shall be automatically terminated, the Deposit shall be returned without delay by the Escrow Agent to Buyer, and neither party shall have any further obligations or responsibilities to the other (except for any indemnifications which survive hereunder). If Buyer terminates this Agreement pursuant to the terms of this Section III.D. Buyer shall deliver to Seller copies of reports, materials, surveys, permits, and all other such documents delivered by Seller to Buyer relating to the Property and copies of any new materials generated by its agents in connection with the Property.

E. Buyer’s Access Prior to Closing. Seller agrees that, at all times prior to the Closing, Buyer and Buyer’s agents, consultants and employees shall have the right to make such surveys, topographical surveys, soil test borings, water quality and quantity analysis, environmental tests, and any other examinations and investigations as Buyer may in its sole and absolute discretion desire with respect to the Property. Buyer and its agents, consultants and employees shall have the right to enter upon the Property for the purpose of performing such activities; provided, that such activities shall not materially damage the Property or unreasonably disrupt Seller’s ongoing activities thereat. Buyer agrees to restore the Property to substantially the same condition as existed prior to Buyer’s access and Buyer agrees to indemnify and hold harmless Seller from any and all damages, losses or claims that result from Buyer’s and its agents, consultants and employees activities on the Property (other than the mere disclosure of the results of the same). Such indemnification obligation shall survive Closing or the termination of this Agreement.

F. Environmental. To the Best of Seller’s knowledge, Seller represents and warrants to Buyer as follows:

1. The Property is and, since Seller acquired title to said Property, has been in compliance with, all Environmental, Health and Safety Requirements. Neither Seller nor any of its affiliates or predecessors have received any written or oral notice, report or other information regarding any actual or alleged violation of, or any liability pursuant to, Environmental, Health and Safety Requirements, including any investigatory, remedial or corrective obligations. Seller has furnished or made available to Buyer all reports, studies, correspondence and documents with respect to the Property relating to compliance with or liability pursuant to Environmental, Health and Safety Requirements.

2. None of the following exists at the Property: (a) underground storage tanks, (b) asbestos-containing material in any form or condition, (c) materials or tangible personal property containing polychlorinated biphenyls, or (d) landfills, surface impoundments, or disposal areas.

3. No facts, circumstances or conditions exist with respect to the Property that could reasonably be expected to prevent, hinder or limit continued compliance with Environmental, Health and Safety Requirements, give rise to any investigatory, remedial or corrective obligations, any other liability or any legal proceedings pursuant to Environmental, Health and Safety Requirements, including, without limitation, any obligation, liability or legal proceeding relating to releases or threatened releases of Hazardous Materials, personal injury, property damage or natural resource damages.

4. For the purposes of this Section III.F, the term “Environmental, Health and Safety Requirements” means laws, licenses, permits and contractual obligations concerning public health and safety, worker health and safety, pollution, or protection or restoration of the environment or natural resources, including, without limitation, those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials.

5. For the purposes of this Section III.F, the term “Hazardous Materials” means all substances, materials, chemical substances or mixtures or wastes that are regulated, classified or otherwise characterized as hazardous, toxic, dangerous, radioactive, a pesticide, a pollutant or contaminant, or words of similar meaning and effect, and including, without limitation, petroleum and fractions or byproducts thereof, asbestos, polychlorinated biphenyls, noise, radiation and mold.

G. Seller Representations and Warranties. As of the Effective Date and the Closing Date, Seller hereby represents and warrants to Buyer that the following statements are true and correct in all material respects, and Buyer’s obligation to close shall be conditioned on such representations and warranties (as well as those representations and warranties made in Section III.F. above) being true and correct in all material respects as of the Closing Date, and on the Closing Date, Seller will provide Buyer with a certification to that effect:

1. Seller owns good, marketable and indefeasible fee simple title to the Property, free and clear of any and all liens and encumbrances, and Seller’s execution, delivery and/or performance of this Agreement is not prohibited by and will not cause a default under any other agreement, covenant, document or instrument relating to the Property.

2. Seller is in exclusive possession of the Property and of all easements, licenses or rights required by applicable law for use and occupancy as are necessary and material to the conduct of Seller’s business thereon as currently conducted by Seller.

3. No portion of the Property is subject to any pending eminent domain, condemnation or other similar proceeding or other proceeding by any governmental authority, court or judicial authority adverse to the Property and, to the actual knowledge of Seller, there are no threatened condemnation or other proceedings with respect thereto adverse to the Property.

4. all real estate taxes due and payable with respect to the Property, or for which Seller is responsible with respect to the Property, have been paid in full, as and when due.

5. Except for commissions payable to the Brokers as defined in Section VIC., no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

6. Seller has the full power and authority to make, deliver, enter into and perform pursuant to the terms and conditions of this Agreement and has taken all necessary action or its equivalent to authorize the execution, delivery and performance of the terms and conditions of this Agreement.

7. There is not now any action, suit or proceeding pending, or threatened against or affecting the Property or any portion thereof, or relating to or arising out of the ownership or development of the Property, in any court or before any federal, state, county or municipal department, commission, board bureau or agency or other governmental instrumentality.

8. To the Seller’s knowledge, Neither the Property nor the improvements thereon violate any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Property.

EXCEPT AS SET FORTH IN SECTIONS III.F. AND III.G., AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, SELLER AND BUYER AGREE THAT, BUYER IS ACQUIRING THE PROPERTY “AS IS” WITH ALL FAULTS AND DEFECTS, LATENT AND PATENT. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SET FORTH IN SECTIONS III.F. AND III.G., SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIM ANY OR ALL REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS, OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY.

H. Buyer Representations. As of the Effective Date and the Closing Date Buyer hereby warrants and represents to Seller that the following statements are true and correct in all material respects, and Seller’s obligation to close shall be conditioned on the same being true and correct in all material respects as of the Closing Date:

1. Buyer has full power and authority to make, deliver, enter into and perform pursuant to the terms and conditions of this Agreement and has taken all necessary action or its equivalent to authorize the execution, delivery and performance of the terms and conditions of this Agreement.

IV. CLOSING.

A. Closing Date; Contingencies. The Closing shall take place at the offices of the Closing Agent on or before fifteen (15) days after the expiration of the Inspection Period (the “Closing Date”).

B. Seller’s Obligation at Closing. In addition to any other documents required to be executed by Seller at Closing, Seller shall cause the following to be furnished or delivered properly executed and acknowledged by Seller when appropriate:

1. Special Warranty Deed conveying fee simple title to the Property to Buyer in accordance with the terms hereof. The instrument of conveyance shall transfer all of Seller’s interest in and to all development rights, access rights and subsurface rights benefiting the Property and all buildings, improvements and fixtures presently located on the Property.

2. An Affidavit of No Liens so as to cause Title Company to remove the mechanics’ lien exception in the Title Policy.

3. An Affidavit stating that Seller is not a “foreign person” pursuant to Section 1445(b)(2) of the Internal Revenue Code.

4. A Bill of Sale with respect to any personal property located on the Property and not excluded from this Agreement.

5. Assignments of all Leases encumbering the Property.

6. Such other documents as may be required under the terms of this Agreement or reasonably necessary to vest in Buyer all right, title and interest in and to the Property and all buildings, improvements and fixtures thereon.

C. Buyer’s Obligations at Closing. Subject to the terms, conditions and provisions hereof, and contemporaneously with the performance by Seller of its obligations set forth in Section IV.B. above, Buyer shall:

1. Deliver to Closing Agent a wire transfer, available for immediate credit, in an amount equal to the portion of the Purchase Price to be paid at closing, after due credit for the Deposit held by the Escrow Agent, plus or minus prorations, closing costs and other costs as set forth herein.

2. Such other documents as may be required under the terms of this Agreement or reasonably necessary to vest in Buyer all right, title and interest in and to the Property and all buildings, improvements and fixtures thereon.

D. Closing Costs.

1.	Seller shall pay the following costs and expenses in connection with the Closing:

a.	the cost of title searches;

b.	The premium payable for the Title Policy issued pursuant to the terms of this Agreement;

c.	costs associated with corrective instruments, if any;

d.	Seller’s attorney’s fees; and

e.	all documentary stamps, which are required to be affixed to the Special Warranty Deed.

2.	Buyer shall pay the following costs and expenses in connection with the Closing:

a.	the cost of the survey, if any (if not already paid by the Buyer prior to Closing);

b.	the cost of recording the Special Warranty Deed;

c.	any costs associated with Buyer obtaining financing to purchase the Property, if any;

d.	Buyer’s attorneys fees.

E. Prorations and Assessments.

1. Taxes. Conveyance of the Property shall be subject to taxes for the year of closing and subsequent years. Taxes for the year of the Closing shall be prorated to the Closing Date and shall be based upon the tax rate for the prior year applied to the latest assessed valuation based upon the maximum discount allowable as of the Closing Date (unless a more recent tax assessment or valuation is available). Any tax proration based upon an estimate shall, upon the request of either party, be subsequently reprorated by the parties upon receipt of the tax bill.

2. Rents. All collected Rents (as hereinafter defined) shall be prorated between Seller and Buyer as of the Closing Date. Seller shall be entitled to all collected Rents attributable to any period up to, but not including, the Closing Date. Buyer shall be entitled to all Rents attributable to any period on and after the Closing Date.

3. Assessments. Seller shall pay at Closing for (a) all certified, confirmed and ratified special assessment liens, if any, and all pending special assessment liens, if any, existing as of the day before the Closing Date, and (b) all other bills and expenses relating to periods prior to the Closing Date, including utilities. The provisions of this Section IV.E. shall survive the Closing.

V. DEFAULT.

A. Default by Seller. If Seller defaults under the provisions of this Agreement, then Buyer’s remedies shall be limited to the right (i) to enforce specific performance of this Agreement or, in the alternative, (ii) to terminate this Agreement in which event the Deposit shall be immediately returned to Buyer and this Agreement shall be of no further force and effect, except for any indemnifications which survive hereunder. No delay or omission in the exercise of any right or remedy accruing to Buyer upon any breach by Seller under this Agreement shall impair such right or remedy or be construed as a waiver by Buyer of any breach theretofore or thereafter occurring. The waiver by Buyer of any condition or breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other condition or of any subsequent breach of the same or any other term, covenant, or condition herein.

B. Default by Buyer. If Buyer defaults under the provisions of this Agreement, then Seller’s sole and exclusive remedy shall be to demand that the Escrow Agent deliver the Deposit to Seller and to accept the Deposit as full liquidated damages, consideration for execution of this Agreement and in full settlement of any and all claims, the Deposit then becoming the sole property of Seller for Buyer’s failure to perform the duties and obligations imposed upon it by the terms and provisions of this Agreement, whereupon Buyer and Seller shall be relieved of all further obligations hereunder, except for any indemnifications which survive this Agreement. No delay or omission in the exercise of any right or remedy specifically allowed above accruing to Seller upon any breach by Buyer under this Agreement shall impair such right or remedy, or be construed as a waiver of any breach theretofore or thereafter occurring. The waiver by Seller of any condition or breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other condition or of any subsequent breach of the same or any other term, covenant or condition herein.

VI. OTHER CONTRACTUAL PROVISIONS.

A. Possession of Property. Exclusive possession of the Property shall be given to Buyer at the Closing upon fulfillment of Buyer’s obligations at the Closing.

B. Assignability. This Agreement may be assigned by Buyer to an affiliate of Buyer and in which affiliate Buyer retains a controlling interest without Seller’s prior consent. Any other assignment by the Buyer shall require Seller’s written consent, which consent may be arbitrarily withheld. This Agreement may not be assigned by Seller without prior written consent of Buyer.

C. Brokerage Commission.

1. Seller and Buyer hereby represent to each other that they are not aware of any person or entity which would be entitled to a commission, compensation or brokerage fee for the bringing about of this transaction or the consummation hereof, except NAI Realvest (“Broker”). Provided this transaction closes Seller shall at Closing pay a commission to the Broker in an amount equal to four (4%) percent of the Purchase Price. Seller and Buyer agree to, and each does hereby indemnify and hold the other harmless from and against all liabilities and expenses, including attorney’s fees, paralegal fees and costs incurred, at both the trial and appellate levels (or at any administrative proceeding), in connection with any claims for commission, compensation, or otherwise, for the bringing about of this transaction, or the consummation hereof, which may be made against the other by any other person, firm or corporation as the result of any acts of the indemnifying party or its representatives.

2. The provisions of this Subsection VI.C. shall survive the Closing of this Agreement.

D. Notices. Any notice or other communication permitted or required to be given hereunder by one party to the other shall be in writing and shall be either hand delivered, sent by overnight delivery service (e.g., FedEx), or delivered by facsimile or E-mail. Such notices shall be given to the parties hereto at the following addresses:

FOR SELLER:	COP-Carter, LLC
1920 Main Street, Suite 400
Irvine, California 92614
Attn: Jon Carley
E-mail: jcarley@crefunds.com

WITH A COPY TO:	Oswald & Oswald, P.L.
222 S. Westmonte Drive, Suite 210
Altamonte Springs, Florida 32714
Attn: Douglas W. Oswald, Esq.
Fax: (407) 647-6283
E-mail: oswaldlaw@cfl.rr.com

FOR BUYER:	Terry Wiler
34 Pine Street
Windermere, FL 34786
E-maill: twiler@vestal-wiler.com

WITH A COPY TO:	Railey, Harding & Allen, P.A.
15 North Eola Drive
Orlando, Florida 32801
Attn: Nora H. Miller, Esq.
Email: nmiller@raileyharding.com

Any party hereto may, at any time by giving five (5) days written notice to the other party hereto, designate any other address in substitution of the foregoing address to which such notice shall be given and other parties to whom copies of all notices hereunder shall be sent.

F. Entire Agreement; Modification. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein. All prior or contemporaneous agreements, understandings, representations, and statements, whether oral or written, are merged into and superseded by this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged, or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

G. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice or conflict of law principles or rules that would cause the application of the laws of any jurisdiction other than the laws of the State of Florida.

H. Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

I. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assigns.

J. Counterparts; Facsimile. This Agreement may be executed in several counterparts, each constituting a duplicate original, but all such counterparts constituting one and the same Agreement. Facsimile signatures, once delivered, shall be treated as original signatures for all purposes.

K. Interpretation. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter and vice versa.

L. Risk of Loss by Condemnation.

1. All risk of condemnation prior to the Closing shall be on Seller. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Property, or any portion thereof (including negotiations in lieu of condemnation), Seller will notify Buyer of the pendency of such proceedings. Buyer may participate in any such negotiations and proceedings, and Seller shall from time-to-time deliver to Buyer all instruments reasonably requested by it to permit such participation. Seller shall, at Seller’s expense, diligently prosecute any such proceeding and shall consult with Buyer, its attorneys and experts, and cooperate with them in any defense of any such proceedings.

2. If, after the Effective Date and prior to the Closing Date, all or a part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or condemnation (or sale in lieu thereof), Buyer may, by written notice to Seller, elect to cancel this Agreement prior to the Closing hereunder, in which event both parties shall be relieved and released of and from any further liability hereunder and the Deposit made by Buyer hereunder shall forthwith be returned to Buyer, whereupon this Agreement shall become null and void and be considered canceled. If no such election is made, this Agreement shall remain in full force and effect; and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment or reduction in purchase price, and upon Closing, Seller shall assign, transfer, and set over to Buyer all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking.

M. Attorney Fees; Venue; etc. Should either party employ an attorney or attorneys to enforce any of the provisions of this Agreement, to protect its interest in any dispute arising under this Agreement, or to recover damages for the breach of this Agreement, the party prevailing shall be entitled to recover from the other party all reasonable costs, charges and expenses, including attorney’s fees incurred in that connection. In the event of litigation arising under or relating in any way to this Agreement, all such litigation shall be brought only in the Circuit Court in and for the county in which the Property is located, and no other court or venue. All parties hereby consent to the personal jurisdiction of the courts of the State of Florida over them and further waive any objection to venue in such jurisdiction, specifically including objections based on grounds of forum non conveniens. The provisions of this paragraph shall survive the closing of this Agreement.

N. Time. The parties acknowledge that time is of the essence of this transaction. If this Agreement is not fully executed and delivered by Seller and Buyer on or before December 19, 2012, at 5:00 P.M., then this Agreement shall be null and void. Any reference herein to time periods of five (5) days or less shall in the computation thereof exclude Saturdays, Sundays and federal holidays; any time period provided for herein which shall end on a Saturday, Sunday or a federal holiday shall extend to 5:00 p.m. of the next full business day.

O. Radon Gas Disclosure. Radon is a naturally occurring gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings throughout the United States. Additional information regarding radon and radon testing may be obtained from your county public health unit.

P. Survival. In addition to the other sections of this Agreement which expressly survive the Closing, the provisions of Subsections C, D, F, G, H, I, J, K, L, M, O, and P of this Section VI shall also survive the Closing of this Agreement.

R. Risk of Loss. Seller shall bear the risk of loss with respect to the Property until the Closing.

VII. MISCELLANEOUS.

A. Escrow.

1. In the event of doubt as to its duties or liabilities under the provisions of this Agreement, the Escrow Agent may, in its sole discretion, continue to hold the monies which are the subject of this escrow until the parties mutually agree to the disbursement thereof, or until a judgment of a court of competent jurisdiction shall determine the rights of the parties thereto, or he may deposit all the monies then held pursuant to this Agreement with the Clerk of the Circuit Court of the County in the State of Florida in which the Property is located, and upon notifying all parties concerned of such action, all liability on the part of the Escrow Agent shall fully terminate, except to the extent of accounting for any monies theretofore delivered out of escrow. In the event of any suit wherein the Escrow Agent interpleads the subject matter of this escrow, the Escrow Agent shall be entitled to recover a reasonable attorney’s fee and costs incurred, said fees and costs to be charged and assessed as court costs in favor of the prevailing party. All parties agree that the Escrow Agent shall not be liable to any party or person whomsoever for misdelivery to Buyer or Seller of monies subject to this escrow, unless such misdelivery shall be due to willful breach of this Agreement or negligence on the part of the Escrow Agent. The Escrow Agent shall not be liable or responsible for loss of the Deposit (or any part thereof) or delay in disbursement of the Deposit (or any part thereof) occasioned by the insolvency of any financial institution unto which the Deposit is placed by the Escrow Agent or the assumption of management, control or operation of such financial institution by any government entity.

2. The Escrow Agent is executing this Agreement for the sole purpose of agreeing to abide by the terms and conditions of this Agreement as it relates to the obligations and duties of the Escrow Agent.

B. Confidentiality. The parties hereto agree that the financial terms of this Agreement shall be kept confidential until Closing (unless disclosure is authorized in writing by both parties), except to the extent such disclosure is reasonably required to fulfill the terms of this Agreement or is required by law. This Agreement or any memorandum thereof shall not be recorded in the Public Records of any County in the State of Florida and any such recording by Buyer shall be a default by Buyer hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year appearing below their respective signatures.

WITNESS:	SELLER:

COP CARTER, LLC, a Florida limited liability company

	By:	Cornerstone Operating Partnership, LP, a Delaware limited partnership, its sole member

	By:	Cornerstone Core Properties REIT, a Maryland corporation, its general partner

	By:	/s/ Kent Eikanas
Name:		Kent Eikanas

Its: President
Name:
	Date:	December 17, 2012

BUYER:

/s/ Terry Wiler
Name:	Terry Wiler

	Date:	December 17, 2012
Name:

ESCROW AGENT:

Oswald & Oswald, P.L.

By:	/s/ Douglas W. Oswald
Name: Douglas W. Oswald
Title: Manager

Exhibit A

(Legal Description)

BEG 191.03 FT E OF NW COR OF SW1/4 OF SE1/4 OF SE1/4 OF SEC 24-22-27 TH RUN E 438.97 FT S 327.36 FT W 449.16 FT N 335.56 FT TO POB

Parcel ID Number: 24-22-27-0000-00-018

EXHIBIT B

List of Due Diligence Items Requested by Buyer

1)	Copies of all Service Agreements for the Property
2)	A copy of the most current survey of the Property
3)	Copies of the last three (3) years’ ad valoren tax bills pertaining to the Property or any portion thereof
4)	A copy of the most recent environmental report obtained by Seller and pertaining to the Property or any portion thereof
5)	Copies of unaudited year-end operating statements pertaining to the Property for the Years 2010 and 2011, together with a year-to-date operating statement for the current year, and a current operating budget
6)	A listing of Seller’s account numbers for utilities serving the Property
7)	Copies of all permits, guaranties and warranties
8)	Copies of all existing leases and tenant correspondence
9)	A copy of any policy of title insurance obtained by Seller with respect to the Property
10)	List of any outstanding commissions on leases
11)	Last three (3) years of capital improvements including tenant improvements and list and cost of improvements
12)	Rent roll
13)	Plans, specifications and as-built plans
14)	Any and all citations, notices, and orders from any governmental authorities
15)	Invoices to tenants for pass-through operating expenses
16)	List of all tenant security deposits and where they are held
17)	List of all tenant improvement allowance amounts owed to tenants in the Property
18)	List of any litigation affecting the Property
19)	Flood certification status of the Proeprty

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